MFN FINANCIAL CORPORATION
EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE
THREE MONTH PERIOD ENDED SEPTEMBER 30

Basic earnings per share is computed by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. Diluted earnings per share is computed based upon the weighted average number of shares of common stock outstanding and the dilutive common stock equivalents outstanding during the period. Common stock equivalents include options granted under the Company's stock option plan, options granted pursuant to an employment agreement with the Company's Executive Chairman and outstanding warrants to purchase shares of common stock of the Company using the treasury stock method.

(Dollars in thousands, except per share amounts)

                                                Three Months Ended        Nine Months Ended
                                               --------------------      -------------------
                                               Sept. 30,    Sept. 30,    Sept. 30,   Sept. 30,
                                                 2001         2000         2001        2000
                                               --------     --------     --------    --------
BASIC
Net income before extraordinary credits ..   $    6,941   $    3,831   $   14,521   $   16,590
Extraordinary gain from early
      retirement of debt .................         --            487          --           487
                                             ----------   ----------   ----------   ----------
Net income ...............................   $    6,941   $    4,318   $   14,521   $   17,077
                                             ==========   ==========   ==========   ==========

Average shares of common stock outstanding    9,991,284   10,000,003    9,993,903   10,000,002

Earnings before extraordinary credit .....   $     0.69   $     0.38   $     1.45   $     1.66
Extraordinary gain from early
      retirement of debt .................         --           0.05         --           0.05
                                             ----------   ----------   ----------   ----------
Earnings per share of common stock .......   $     0.69   $     0.43   $     1.45   $     1.71
                                             ==========   ==========   ==========   ==========


DILUTED
Net income before extraordinary credits ..   $    6,941   $    3,831   $   14,521   $   16,590
Extraordinary gain from early
      retirement of debt .................         --            487         --            487
                                             ----------   ----------   ----------   ----------
Net income ...............................   $    6,941   $    4,318   $   14,521   $   17,077
                                             ==========   ==========   ==========   ==========
Average shares of common stock
   outstanding and common stock
   equivalents outstanding ...............   10,035,085   10,002,908   10,036,084   10,003,192

Earnings before extraordinary credit .....   $     0.69   $     0.38   $     1.45    $    1.66
Extraordinary gain from early
      retirement of debt .................         --           0.05          --          0.05
                                             ----------   ----------   ----------   ----------
Earnings per share of common stock .......   $     0.69   $     0.43   $     1.45   $     1.71
                                             ==========   ==========   ==========   ==========